Exhibit 99.1

Dean Foods Company Announces CFO Departure, Appoints Interim CFO

DALLAS, August 22, 2017 - Dean Foods Company (NYSE:DF) today announced that Chris Bellairs, Executive Vice President and Chief Financial Officer, will depart the company effective September 1. Bellairs will assist in transitioning to Scott Vopni, Senior Vice President and Chief Accounting Officer, who will assume the responsibilities in the interim while the company conducts its search for a new CFO. Bellairs’ departure is not related to any issues regarding the integrity of the company’s financial statements or accounting policies and practices.

“Chris helped guide the company to where we are today as a standalone company and worked hard to improve our balance sheet. We appreciate the years of service Chris dedicated to Dean Foods, and we wish him well as he pursues his next opportunity,” said Ralph Scozzafava, Chief Executive Officer. “Scott Vopni is well qualified to serve as interim CFO while we conduct a search for a financial executive who will further build our leadership team’s experience taking a company through the kind of strategic transformation we’re executing here at Dean Foods. I speak on behalf of our leadership team in saying we remain focused and committed to executing our plan and delivering results for the remainder of 2017 and beyond.”

Vopni joined Dean Foods in May 2008 and has served multiple senior roles in the company’s finance organization. During his tenure, Vopni was integrally involved in debt, equity and M&A transactions and led the company’s investor relations activities. Vopni currently leads the accounting team and oversees the finance function for both the supply chain and commercial organizations.

About Dean Foods

Dean Foods® is a leading food and beverage company and the largest processor and direct-to-store distributor of fluid milk and other dairy and dairy case products in the United States. Headquartered in Dallas, Texas, the Dean Foods portfolio includes DairyPure®, the country’s first and largest fresh, white milk national brand, and TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Garelick Farms®, Friendly’s®, LAND O LAKES® milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 local and regional dairy brands and private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. More than 16,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.

*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.

**PET is a trademark of Eagle Family Foods Group LLC, used under license.

CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Sherri Baker, +1-214-303-3438